Exhibit 99.1
Intuitive Announces Preliminary First Quarter Results; Provides Update on COVID-19 Impact
SUNNYVALE, Calif., April 08, 2020 – Intuitive (the “Company”) (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced certain unaudited preliminary first quarter 2020 operational results. Full financial results for the Company’s first quarter of 2020 will be provided on the Company’s earnings call scheduled for April 16, 2020.
•First quarter 2020 estimated worldwide da Vinci procedures increased approximately 10% compared with the first quarter of 2019.
•The Company shipped 237 da Vinci Surgical Systems in the first quarter of 2020 compared with 235 in the first quarter of 2019.
As previously disclosed in an 8-K filed on March 16, 2020, the Company experienced disruption of procedures in countries with healthcare systems impacted early by the COVID-19 outbreak. The Company indicated that procedure volume and system placement disruption would expand as the COVID-19 pandemic intensified, and the total impact of these disruptions could have a material impact on our financial results. In the latter half of March, the Company experienced a significant decline in procedure volume and postponements of system placements in the U.S. and Western Europe, as healthcare systems in those areas diverted resources to meet the increasing demands of managing COVID-19.
The Company is withdrawing its full year 2020 financial and procedure guidance. As the COVID-19 pandemic expands, unprecedented measures to slow the spread of the virus have been taken by governments and health care authorities globally, including the deferral of elective medical procedures and social contact restrictions, which have had, and will likely continue to have, a significant negative impact on our operations and financial results. Due to the uncertain scope and duration of the pandemic, and uncertain timing of global recovery and economic normalization, we cannot at this time estimate the future impact on our operations and financial results.
The Company is scheduled to report its first quarter 2020 results during a conference call on April 16, 2020, at which point the Company will discuss the first quarter 2020 financial results. Dial-in and webcast access information for both of these events are also available in the Investor Relations section of the Intuitive website.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. At Intuitive, we believe that minimally invasive care is life-enhancing care. Through ingenuity and intelligent technology, we expand the potential of physicians to heal without constraints.
Intuitive brings more than two decades of leadership in robotic-assisted surgical technology and solutions to its offerings and develops, manufactures, and markets the da Vinci® surgical system and the IonTM endoluminal system.
Da Vinci®, da Vinci X®, da Vinci Xi®, IonTM, and SynchroSealTM are trademarks or registered trademarks of Intuitive Surgical, Inc.
For more information, please visit the Company's website at www.intuitive.com.
Forward-Looking Statements
The Company has not filed its Form 10-Q for the first quarter of 2020. As a result, all financial and operational results described in this press release should be considered preliminary and are subject to change to reflect any necessary corrections or adjustments, or changes in operational data and accounting estimates, that are identified prior to the time that the Company is in a position to complete these filings. Actual results could differ materially from these preliminary results.
This press release contains forward-looking statements, including statements regarding the Company’s unaudited preliminary financial and operational results for the first quarter of 2020 and the expected impact of the COVID-19.
These forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: the ability of the Company to obtain accurate procedure volume in the midst of the COVID-19 pandemic, completion of the Company’s final closing procedures, final adjustments, and other developments that may arise in the course of review procedures; the risk that the COVID-19 pandemic could lead to material delays and cancellations of procedures, curtailed or delayed capital spending by hospitals and disruption to our supply chain, closures of our facilities, delays in surgeon training, delays in gathering clinical evidence, or diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus disrupts local economies and causes economies to enter prolonged recessions; healthcare reform legislation in the United States and its impact on hospital spending, reimbursement and fees levied on certain medical device revenues; changes in hospital admissions and actions by payers to limit or manage surgical procedures; the timing and success of product development and market acceptance of developed products; the results of any collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships, including the joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd.; the Company's completion of and ability to successfully integrate acquisitions; procedure counts; regulatory approvals, clearances and restrictions or any dispute that may occur with any regulatory body; guidelines and recommendations in the healthcare and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which the Company operates; risks associated with our operations outside of the United States; unanticipated manufacturing disruptions or the inability to meet demand for products; the Company's reliance on sole and single source suppliers; the results of legal proceedings to which the Company is or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of the Company’s products and adequacy of training; the Company’s ability to expand into foreign markets; the impact of changes to tax legislation, guidance, and interpretations; changes in tariffs, trade barriers, and regulatory requirements; and other risk factors under the heading “Risk Factors” in the Company’s report on Form 10-K for the year ended December 31, 2019, as updated by the Company’s other filings with the Securities and Exchange Commission. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted,” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

Contact: Investor Relations 408-523-2161